UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 21, 2010

YTB International, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 21, 2010, YTB International, Inc. (the “Company”) executed a Contract to Accept Deed in Payment of Mortgage Debt (the “Prestige Contract”) with Prestige Management Services, LLC (“Prestige”) with respect to the Company’s former headquarters located at One Country Club View Drive, Edwardsville, Illinois 62025 (the “Property”).  On December 16, 2008, the Company entered into a sales contract with Prestige pursuant to which Prestige agreed to purchase the Property for $1.5 million.  Prestige provided payment of $300,000 at closing and delivered a $1.2 million promissory note (the “Prestige Note”) secured by a mortgage on the Property.  Pursuant to the Prestige Contract, the Company agreed to cancel the Prestige Note and the indebtedness evidenced thereby and Prestige agreed to convey the Property to the Company.

Also, on October 21, 2010, the Company agreed to refinance its mortgage on the Property (the “Mortgage”) with Normandy Corporation (“Normandy”).  On January 20, 2010, as evidence of the Mortgage indebtedness, the Company executed a commercial promissory note (the “Original Normandy Note”) in favor of Normandy in the amount of $650,000 with a maturity date of September 15, 2010.  The Original Normandy Note bore interest at a rate of 14.5% per annum, payable in monthly installments of interest only beginning on February 16, 2010.  In connection with execution of the Original Normandy Note, the Company agreed to pay a loan fee to Normandy in the amount of $45,500, of which $3,250 was paid by the Company upon acceptance of the Original Normandy Note commitment letter, $9,750 was paid at closing and the remaining $32,500 was to be paid at maturity, along with the remaining unpaid principal amount on the Original Normandy Note and all accrued and unpaid interest thereon.

In connection with the refinance of the Mortgage, the Company agreed to pay off the Original Normandy Note and execute a new secured promissory note (the “New Normandy Note”) in favor of Normandy with a principal amount of $685,000 that matures September 1, 2011.  The New Normandy Note bears interest at 14.5% per annum, payable in monthly installments of principal and interest of $58,000 beginning on November 1, 2010.  The New Normandy Note is secured by the Mortgage on the Property.  The Company agreed to pay an origination loan fee for the New Normandy Note to Normandy in the amount of $17,063, of which $3,413 was paid by the Company upon acceptance of the New Normandy Note commitment letter, and the remaining $13,650 was paid at closing.

In the event of Default, as defined in the New Normandy Note, Normandy must provide to the Company a written notice of default.  If the default is not cured within 10 days from the date of the notice in respect of a monetary default, and within 20 days from the date of the notice in respect of a non-monetary default, the remaining unpaid principal, any accrued and unpaid interest, and any applicable prepayment penalties, shall, at Normandy’s option and without further notice immediately become due and payable in full.  Any payment of interest due under the New Normandy Note made 10 or more days after its due date must be accompanied by a late charge in the amount of 6% of the payment.  Any payment of principal made 10 or more days after its due date shall be accompanied by a late charge in the amount of 6% of the payment.  From and after the date of any Default or in the event the New Normandy Note is not paid in full at its maturity, the principal sum and all interest or other charges then accrued shall bear interest at the rate equal to the greater of: (i) 18% per annum; or (ii) the maximum allowable by law.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 above is incorporated under this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: October 27, 2010	By:	/s/ Jeremy Hemann
Name: Jeremy Hemann
Title: Chief Financial Officer